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                                                                 Exhibit 1.A.1.G

          PROVIDENT MUTUAL LIFE INSURANCE COMPANY - RESOLUTIONS OF THE
                   BOARD OF DIRECTORS ADOPTED APRIL 24, 2000

            RESOLUTION APPROVING CREATION OF ADDITIONAL SUBACCOUNTS
               OF PROVIDENT MUTUAL VARIABLE LIFE SEPARATE ACCOUNT

WHEREAS, Provident Mutual Life Insurance Company (the "Company") established the Provident Mutual Variable Life Separate Account (the "Account") pursuant to the provisions of the Pennsylvania Insurance Code, the subaccounts of which are available under variable life insurance policies issued by the Company (the "Policies"); and

WHEREAS, such Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940; and

WHEREAS, the Company now desires to establish two additional subaccounts within the Account, each of which will invest in shares of a designated mutual fund portfolio and to which net premiums under the Policies shall be allocated in accordance with instructions received from owners of such Policies;

NOW, THEREFORE, BE IT RESOLVED, that the following subaccounts are hereby established within the Account: the Strong Opportunity Fund II Subaccount and the Strong VIF Mid Cap Growth Fund Subaccount (the "Subaccounts"); and

FURTHER RESOLVED, that the portion of the assets of the Account and the Subaccounts equal to the reserves and other contract liabilities with respect to the Account and the Subaccounts shall not be chargeable with liabilities arising out of any other business the Company may conduct; and

FURTHER RESOLVED, that the income, gains and losses, realized or unrealized, from assets allocated to the Account or the Subaccounts shall, in accordance with the Policies, be credited to or charged against such Account or Subaccounts without regard to other income, gains or losses of the Company; and

FURTHER RESOLVED, that the President or a Vice President is hereby authorized to take all necessary and appropriate action to enter into agreements for the sale of shares and to take such other actions and execute such other agreements as they deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.